EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of MedAvail Holdings, Inc. of our report dated April 14, 2023 (except for the effects of discontinued operations described in Note 19 to the consolidated financial statements, as to which the date is June 29, 2023), relating to the consolidated financial statements for the year ended December 31, 2022 included in its Current Report (Form 8-K) filed with the Securities and Exchange Commission on June 29, 2023.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Baker Tilly US, LLP

San Diego, California
June 29, 2023
4862-1804-0161, v. 3